UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EXAR CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 7, 2006

TO THE STOCKHOLDERS OF EXAR CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EXAR CORPORATION, a Delaware corporation (the “Company”), will be held on Thursday, September 7, 2006 at 3:00 p.m. local time at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538, for the following purposes:

1.	To elect two (2) Directors to hold office until the 2008 Annual Meeting of Stockholders (assuming matter number three below is approved, otherwise until the 2009 Annual Meeting of Stockholders) or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

2.	To approve the adoption of the Company’s 2006 Equity Incentive Plan.

3.	To approve an amendment to the Company’s Certificate of Incorporation to declassify the Company’s Board of Directors as of the 2008 Annual Meeting of Stockholders.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2007.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on July 24, 2006 as the record date for the determination of Stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. The stock transfer books will not be closed between the record date and the date of the meeting. A list of Stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten (10) days before the Annual Meeting.

By Order of the Board of Directors

/s/ THOMAS R. MELENDREZ
THOMAS R. MELENDREZ
Secretary

Fremont, California

August __, 2006

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 7, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Exar Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on September 7, 2006, at 3:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538. The Company intends to mail these Proxy solicitation materials on or about August 10, 2006 to all Stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. Only holders of record of the Company’s common stock, $0.0001 par value (“Common Stock”) at the close of business on July 24, 2006 are entitled to notice of and to vote at the Annual Meeting. At the close of business on July 24, 2006, 36,001,568 shares of Common Stock were issued and outstanding, and there were 189 holders of record of Common Stock. The Company had no shares of preferred stock outstanding. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Stockholders may not cumulate votes in the election of Directors.

Quorum; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by Proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If the shares present, in person and by Proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Broker non-votes are shares that are not voted by the broker who is the record holder of the shares because the broker does not receive voting instructions from the beneficial owners of those shares or does not vote the shares in other circumstances in which Proxy authority is defective or has been withheld with respect to any matter. Directors are elected by a plurality vote. Notwithstanding the fact that Directors are elected by a plurality of the votes present in person or represented by Proxy and entitled to vote at the meeting, the Board of Directors has adopted a policy that, in an uncontested election, any Director not receiving the affirmative vote of at least a majority of the shares present in person or represented by Proxy and entitled to vote at the meeting shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of the Company’s Stockholders. The other matters submitted for Stockholder approval at this Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by Proxy and entitled to vote on such matter, except that the proposed amendment to the Company’s Certificate of Incorporation requires the approval of the holders of a majority of the Company’s outstanding Common Stock. With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions and broker non-votes are counted as present for the purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions with respect to any matter other than the election of Directors will be treated as shares present or represented and entitled to vote on that matter and will thus have the same effect as negative votes. Broker non-votes are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether Stockholder approval of that matter has been obtained.

Voting Via the Internet or by Telephone

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s Proxy card. A number of brokers and banks offer the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in this or another similar program, you may grant a Proxy to vote those shares telephonically or via the Internet by following the instructions shown on the instruction form received from your broker or bank. The telephone and Internet voting procedures are designed to authenticate Stockholders’ identities, to allow Stockholders to grant a Proxy to vote their shares and to confirm that Stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the Stockholder.

Proxies; Revocability of Proxies

Whether or not you are able to attend the Annual Meeting, the Company urges you to submit the Proxy, which is solicited by the Company’s Board of Directors and which when properly completed will be voted as you direct. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of each Director proposed by the Board unless the authority to vote for the election of any such Director is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of the other matters described in the accompanying Notice and this Proxy Statement and, with respect to any other proposals properly brought before the Annual Meeting, as the Board of Directors recommends. You are urged to give direction as to how to vote your shares. Any person giving a Proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s Corporate Headquarters, 48720 Kato Road, Fremont, California 94538, a written notice of revocation or a duly executed Proxy bearing a later date. If you vote your Proxy over the Internet or by telephone pursuant to instructions from your bank or broker, those instructions should inform you how to revoke your Proxy. Your Proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a Proxy.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to Stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by Directors, officers or employees. Such individuals, however, will not be compensated by the Company for those services. Except as described above, the Company does not presently intend to solicit proxies other than by mail. The Company does not currently intend to engage the services of any third party to assist in the solicitation of proxies.

Stockholder Proposals

Proposals of Stockholders that are intended to be presented at the Company’s 2007 Annual Meeting of Stockholders must be received by the Company not later than April 12, 2007 in order to be included in the Proxy Statement and Proxy relating to that Annual Meeting. Further, Stockholders who wish to present a proposal for consideration at the Company’s 2007 Annual Meeting of Stockholders, whether or not they want such proposal included in the Company’s Proxy Statement, must submit such proposals in accordance with the Company’s Bylaws and must be received by the Company not later than April 12, 2007. Proposals received after that date will be considered untimely and may not be presented at the Company’s 2007 Annual Meeting of Stockholders. In addition, the Proxy solicited by the Board of Directors for the 2007 Annual Meeting will confer discretionary authority to vote on any Stockholder proposal presented at that meeting, unless the Company receives notice of such proposal before June 26, 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. If Proposal No. 3 set forth below is approved by the Stockholders at the Annual Meeting, the Company’s Amended and Restated Certificate of Incorporation shall be amended to declassify the Board as of the 2008 Annual Meeting of Stockholders. The Board of Directors is presently composed of seven members with no vacancies. The class of Directors whose term of office expires at the Annual Meeting currently consists of three Directors, all of whom are current Directors of the Company. As a result of the declassification of the Board at the 2008 Annual Meeting of Stockholders, if approved, the Directors elected at the Annual Meeting as Class III Directors will serve for a term of two years, expiring at such 2008 Annual Meeting. If Proposal No. 3 is not approved by the Stockholders, the Directors elected at the Annual Meeting as Class III Directors will serve for a term of three years, expiring at the 2009 Annual Meeting. Dr. Frank P. Carrubba, the Company’s Chairman of the Board and a member of the class of Directors whose term of office expires at the Annual Meeting, has informed the Company that he is retiring from the Board and therefore does not intend to stand for re-election. As a result of Dr. Carrubba’s retirement and the earlier resignation of Mr. Ronald W. Guire from the Board, the Company has fixed the Board size at six Directors effective immediately following the Annual Meeting. The Company has nominated Messrs. Roubik Gregorian and John McFarlane for election to the Board at the Annual Meeting as Class III Directors. Each of the nominees for election at the Annual Meeting is currently a Director of the Company. Each of these Directors are recommended for election to this class at the Annual Meeting. If elected at the Annual Meeting, Messrs. Gregorian and McFarlane will serve until the 2008 Annual Meeting of Stockholders, when the Board is declassified (or until the 2009 Annual Meeting of Stockholders if Proposal No. 3 is not approved by the Stockholders), or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Messrs. Gregorian and McFarlane have agreed to serve if elected, and the Company has no reason to believe that they will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by Proxy and entitled to vote at the meeting. The two nominees for Director who receive the highest number of affirmative votes shall be elected as Directors. The proxies solicited by this Proxy Statement may not be voted for more than two nominees. Notwithstanding the fact that Directors are elected by a plurality of the votes present in person or represented by Proxy and entitled to vote at the meeting, the Board of Directors has adopted a policy that, in an uncontested election, any Director not receiving the affirmative vote of at least a majority of the shares present in person or represented by Proxy and entitled vote at the meeting shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of the Company’s Stockholders.

Class III Directors for Election for a Two-Year Term Expiring at the 2008 Annual Meeting

ROUBIK GREGORIAN

Dr. Gregorian, age 56, joined the Company in 1995 as President, Startech Division, when the Company acquired Startech Semiconductor, Inc., where he served as President. During Dr. Gregorian’s tenure at the Company, he was appointed Chief Technology Officer and Vice President of the Communications Division in 1996 and Chief Technology Officer, Senior Vice President/General Manager, Communications Division, in 1998. Dr. Gregorian was promoted to Executive Vice President/General Manager, Communications Division in 2002 and to Chief Operating Officer in 2003. Dr. Gregorian served as the Company’s acting President and Chief Executive Officer from September 2004 to February 2005, when he was appointed to his current position of President and Chief Executive Officer. Dr. Gregorian has been a Director of the Company since March 2005. From 1983 to 1994, Dr. Gregorian served as Vice President of Research and Development and Chief Technology Officer for Sierra Semiconductor where he directed the company’s product strategy and product development activities including the data communications and graphic products which were instrumental in taking the company public in 1991. From 1977 to 1983, Dr. Gregorian was manager of analog and telecommunications products at American Microsystems where he received several patent awards including one for developing the industry’s first PCM CODEC. Dr. Gregorian has been issued 27 patents, authored two textbooks and 45 technical articles. He received his M.S.E.E. and Ph.D. in Electrical Engineering from the University of California at Los Angeles, as well as a M.Sc. from Tehran University in Electrical Engineering.

JOHN S. MCFARLANE

Mr. McFarlane, age 57, joined the Company as a Director in January 2004. He is currently self-employed as a private investor and has served as a Director of Pitney Bowes, a provider of mailstream solutions, since October 2000. From February 2004 to February 2005, Mr. McFarlane was the Chairman and Chief Executive Officer of Ascendent Systems, a private communications software company. From March 2001 to April 2002, Mr. McFarlane was President and Chief Executive Officer of Nexsi Systems, a provider of high-performance Internet security and traffic management systems. Nexsi Systems filed for chapter 7 bankruptcy protection on May 17, 2002, and the technology was sold to Juniper Networks. From May 1997 to March 2001, Mr. McFarlane held senior executive positions, including President of the Service Provider business and President of the software division, at Sun Microsystems, Inc., a network computing product and service company. Prior to Sun, he spent over 17 years at Northern Telecom and Bell Northern Research. Mr. McFarlane holds a B.Sc. and an MBA from the University of Toronto.

Class I Directors Continuing in Office Until the 2007 Annual Meeting

JUAN “OSCAR” RODRIGUEZ

Mr. Rodriguez, age 46, joined the Company as a Director in September 2005. Mr. Rodriguez has held the position of Vice President for the Carrier Ethernet Solutions business at Lucent Technologies, which designs and delivers the systems, services and software that drive communications networks, since April 2006. From August 2003 until the acquisition of Riverstone Networks, Inc., a provider of carrier Ethernet Infrastructure solutions for business and residential communications services, in April 2006 by Lucent Technologies, Mr. Rodriguez served as Chief Executive Officer, President and a Director of Riverstone Networks. Mr. Rodriguez also held various positions at Nortel Networks Corporation, a telecommunications systems company, including as Divisional President, Enterprise solutions business, from October 2002 to August 2003; Divisional President, Intelligent Internet business from August 2001 to October 2002; and Vice President, Portfolio & Operations from October 2000 to July 2001. Prior to that, Mr. Rodriguez served as President and Chief Operating Officer of Arris Interactive, a provider of cable MSO (Multiple Service Operator) voice and data products. He has also served in several management positions in privately-held and venture-backed companies in the communications and networking industry. Mr. Rodriguez holds a B.S. in Computer Engineering from the University of Central Florida, an MBA from the Kenan-Flagler Business School at the University of North Carolina, Chapel Hill, and a certificate in Strategic Marketing from Harvard Business School.

Class II Nominees Continuing in Office Until the 2008 Annual Meeting

GUY W. ADAMS

Mr. Adams, age 55, joined the Company as a Director in October 2005. Mr. Adams is the managing director of GWA Capital Partners LLC, which is the managing member of GWA Investments, LLC and the general partner of GWA Master Fund, L.P., where he has served since 2002. GWA Investments, LLC is an investment fund investing in publicly traded securities managed by GWA Capital Partners LLC, a registered investment advisor. Prior to 2002, Mr. Adams was the President of GWA Capital, which he founded in 1996 to invest his own capital in public and private equity transactions. Mr. Adams earned an MBA from Harvard Business School and a B.S. in Petroleum Engineering from Louisiana State University. Mr. Adams is currently a member of the board of trustees of Mercer International Inc., where he has served since August 2003 as a result of his successful involvement in a proxy contest. From July 2001 until May 2002, Mr. Adams served as a director of Lone Star Steakhouse & Saloon, Inc. after unseating the Chief Executive Officer and Chairman of the Board in 2001 in a contested election.

RICHARD L. LEZA, SR.

Mr. Leza, age 59, joined the Company as a Director in October 2005. Mr. Leza is the founder, Chairman and Chief Executive Officer of AI Research Corporation, an early stage venture capital firm specializing in the areas of business-to-business software, information technology, medical devices and medical analytical software applications. Mr. Leza has served in such position, which is his principal occupation and employment, since 1988. He is also the Co-Founder, past Chairman and past President of Hispanic-Net, a non-profit organization dedicated to creating a network of successful Hispanics that will improve and enhance Hispanic business and investment opportunities in technology. From 1998 to 2001, Mr. Leza was the Co-Founder, Chairman and Chief Executive Officer of CastaLink, Inc., a provider of a web-based supply chain collaboration solution which provided business process automation and real-time access to mission critical information among enterprises, their customers and suppliers. From 1997 to 1999, Mr. Leza served as co-founder, Chairman and Chief Executive Officer of NucleoTech Corporation, an application software company focused on developing, integrating and marketing a family of digital image-driven analytical DNA software solutions. From 1982 to 1988, he was co-founder, Chairman and Chief

Executive Officer of RMC Group, Inc., which provided management and research services for public and private technology companies. Mr. Leza is a Board member of the Stanford Graduate School of Business Advisory Counsel and a three time member of Hispanic Business Magazines’ top 100 influential Hispanics in the United States. He is also a 2004 Telemundo Hispanic Business Salute Honoree and the recipient of the 2003 Rainbow/PUSH Coalition TrailBlazer Award. He is the author of various publications, writing on topics such as exporting, venture capital and developing business plans. Mr. Leza earned an MBA from Stanford University Graduate School of Business and a B.S. in Civil Engineering from New Mexico State University.

PETE RODRIGUEZ

Mr. Rodriguez, age 44, joined the Company as a Director in October 2005. Mr. Rodriguez has nearly 20 years of engineering, sales and senior management experience in the semiconductor and electronics industry. He is currently President and CEO and a Director of Xpedion Design Systems, Inc., a private, VC-backed company focused on electronic design automation solutions for use in designing wireless communication circuits and systems, where he has served in those positions since May 2000. Prior to joining Xpedion, Mr. Rodriguez held senior management positions in sales and marketing at Escalade Corporation, which provided software for chip design, until its acquisition by Mentor Graphics. He also held senior sales management positions at LSI Logic, a semiconductor company, as well as product management and process engineering positions at Aerojet Electronics, an aerospace systems company; Teledyne Microwave, a microwave systems and sub-systems company; and Siliconix, a semiconductor company. Mr. Rodriguez holds an MBA from Pepperdine University, an MSEE from California Polytechnic University and a B.S. in chemical engineering from California Institute of Technology.

Retiring Director

FRANK P. CARRUBBA

Dr. Carrubba, age 68, joined the Company as a Director in August 1998. Dr. Carrubba served as Executive Vice President and Chief Technical Officer of Royal Philips Electronics, headquartered in Eindhoven, The Netherlands, from 1991 to 1997. From 1982 to 1991, Dr. Carrubba was with Hewlett-Packard Company, where he was a member of the Group Management Committee and was Director of Hewlett-Packard Laboratories. Prior to joining Hewlett-Packard, he spent 22 years as a member of the technical staff at IBM Corporation’s Thomas J. Watson Research Laboratory in Yorktown Heights, New York. Dr. Carrubba was one of the original designers of the RISC Architecture, for which he was named “Inventor of the Year” by the Intellectual Property Owners in Washington, D.C. in 1992. From 1989 to November 2004, Dr. Carrubba served as a Director of Coherent, Inc., a global leader in the design, manufacture and sale of lasers. In June 2002, Dr. Carrubba was appointed Chairman of the Board of Accerra Corporation, a provider of secure online services for business communications located in Santa Rosa, California. Dr. Carrubba is also a member of the Board of Governors of the University of New Haven. He holds a B.S. in Electrical Engineering, an M.S. in Operations Management and an Honorary Ph.D. in Computer Engineering from the University of New Haven.

Dr. Carrubba has informed the Company of his retirement from the Board of Directors effective as of the Annual Meeting, and therefore his desire not to run for re-election to the Board at the Annual Meeting. As described above, as a result of Dr. Carrubba’s retirement and the earlier resignation of Ronald W. Guire from the Board, the Company has reduced the size of the Board to six members effective as of immediately following the Annual Meeting.

Information concerning the Company’s Executive Officers is incorporated by reference from Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 filed with the SEC on June 12, 2006. The mailing address for the Company’s Executive Officers is c/o Exar Corporation, 48720 Kato Road, Fremont, California 94538.

Board Committees and Meetings

During the fiscal year ended March 31, 2006, the Board of Directors held 29 meetings and did not act by written consent. The Board maintains an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. During the fiscal year ended March 31, 2006, each Board member attended at least 75% or more of the aggregate of the meetings of the Board and of the Committees on which he served that were held during the period for which he was a Director or Committee member, respectively. The current charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, as well as the Corporate Governance Principles of the Board of Directors, the Company’s Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers, the Company’s Code of Business Conduct and Ethics, and information concerning direct communication with non-employee Directors, are posted on the Company’s web site at: www.exar.com. In addition, the current charter of the Audit

Committee, adopted by the Board on July 27, 2006, is attached to this Proxy Statement as Addendum A. The Board has determined that each of Messrs. Adams, Carrubba, Leza, McFarlane, O. Rodriguez and P. Rodriguez is an “independent director” as that term is defined in the listing standards of The NASDAQ Global Market.

Audit Committee

The Audit Committee currently consists of three (3) Directors, Messrs. Adams, Leza and McFarlane, and Mr. Adams serves as Chairman of the Audit Committee. The Audit Committee, serving under a written charter adopted by the Board of Directors, reviews financial reports, information and other disclosures submitted by the Company to any regulatory agency or disclosed to the public, the Company’s system of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes. The Audit Committee’s primary duties and responsibilities are to: (i) serve as an independent and objective party to review the reliability and integrity of the Company’s financial reporting process and internal control system; (ii) select the independent accountants and review and appraise the independent accountants’ qualifications, independence and performance; and (iii) provide the Board with such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board. The Audit Committee held 10 meetings and did not act by written consent during the 2006 fiscal year. The Board of Directors has determined that Mr. Adams is an “audit committee financial expert” as defined by Item 401 of SEC Regulation S-K and that each member of the Audit Committee is an “independent director” as currently defined under the listing standards of The NASDAQ Global Market.

Compensation Committee

The Compensation Committee currently consists of four (4) Directors, Messrs. Adams, McFarlane, O. Rodriguez and P. Rodriguez, and Mr. O. Rodriguez serves as Chairman of the Compensation Committee. The Compensation Committee, serving under a written charter adopted by the Board of Directors, assists the Board of Directors by reviewing, approving, modifying and administering the Company’s compensation plans, arrangements and programs. The Compensation Committee’s primary duties and responsibilities are to: (i) evaluate the performance of the Company’s President and CEO; (ii) review the performance of other Executive Officers; and (iii) review and approve or recommend to the Board compensation levels, policies and programs. The Compensation Committee held 21 meetings and acted by written consent on one occasion during the 2006 fiscal year. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as defined by the listing standards of The NASDAQ Global Market.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of four (4) Directors, Messrs. Carrubba, Leza, O. Rodriguez and P. Rodriguez, and Mr. P. Rodriguez serves as the Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee, serving under a written charter adopted by the Board of Directors, adopts and ensures compliance with ethical principles and governance standards applicable to the Company’s Directors and Executive Officers to ensure corporate integrity and responsibility. The Corporate Governance and Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof. The Corporate Governance and Nominating Committee held 4 meetings and did not act by written consent during the 2006 fiscal year. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an “independent director” as defined by the listing standards of The NASDAQ Global Market.

If the Corporate Governance and Nominating Committee wishes to identify new Director candidates for Board membership, it is authorized to retain, and to approve the fees of, third party executive search firms to help identify prospective Director nominees. In fiscal 2006, the Company engaged Spencer Stuart to assist in identifying potential Director nominees. The Corporate Governance and Nominating Committee has not formally adopted any specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of Directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have or have had experience in positions with a high degree of professional or industry responsibility, (iv) are or were leaders in the companies or institutions with which they are or were affiliated, (v) have qualifications that will increase overall Board effectiveness and (vi) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members. The Board has adopted a mandatory retirement age policy of 70 years of age, provided that the Board may choose to waive this policy in the case of any Director or nominee as the Board shall deem appropriate and in the best interests of the Company’s Stockholders. In order to identify and evaluate nominees for Director, the Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors, reviews qualifications of nominees, evaluates the performance of the Board of Directors as a whole, evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the Annual Meeting of Stockholders, considers such factors as character; diversity; skills; judgment; independence; industry experience; professional expertise; corporate experience; length of service; other commitments and the like; and the general needs of the Board, including applicable independence requirements. The Corporate Governance and Nominating Committee considers each individual candidate in the context of the current needs of the Board of Directors as a whole. The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

The Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from Stockholders. In evaluating such recommendations, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above. A Stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in writing to Exar Corporation, attention Corporate Secretary, 48720 Kato Road, Fremont, CA 94538, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock, a statement from the recommending Stockholder in support of the candidate, references, particularly within the context of the criteria for Board membership, including issues of character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like, and a written indication by the candidate of her/his willingness to serve, if elected.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

The Company strongly encourages all incumbent Directors and nominees for election as Director to attend each Annual Meeting of Stockholders. All of the Company’s Directors attended the Annual Meeting in October 2005.

Stockholder Communications with the Board

A Stockholder that desires to communicate directly with the Board of Directors or one or more of its members concerning the affairs of the Company shall direct the communication in written correspondence by letter to Exar Corporation, attention Corporate Secretary, at the Company’s offices at 48720 Kato Road, Fremont, CA 94538. When such communication is intended for selected members of the Board of Directors, the intended recipients shall be clearly indicated in bold type at the beginning of the letter. Alternatively, a Stockholder may communicate with the non-employee members of the Board via the Company’s Internet website at: www.exar.com.

Director Compensation

During the fiscal year ended March 31, 2006, each non-employee Director was paid an annual fee of $40,000. In addition, the Chairperson of the Audit Committee and the Chairperson of the Compensation Committee each received an additional annual fee of $10,000, and the Chairman of the Board received an additional $20,000 annual fee. Pursuant to the automatic option grant provisions of the Company’s 1996 Director Stock Option Plan (as defined below) in effect at the time of the 2005 Annual Meeting of Stockholders under, each individual who became a non-employee Director at the 2005 Annual Meeting automatically received on the date of the 2005 Annual Meeting an option to purchase 54,000 shares of Common Stock, and each continuing non-employee Director automatically received an option to purchase 22,500 shares of Common Stock. Under the same automatic option grant provisions, Mr. O. Rodriguez automatically received an option to purchase 54,000 shares of Common Stock upon his appointment to the Board. Options granted under these provisions have an exercise price per share equal to the fair market value of the Common Stock on the date the option is granted and have a term of seven years. Options granted to newly elected or appointed non-employee Directors vest in annual installments or at the next Annual Meeting, whichever is first, over the three-year period following the grant date, while options granted to continuing non-employee Directors vest in monthly installments over the one-year period following the grant date. In addition, Dr. Carrubba as Chairman received an option grant for 22,500 shares under the 1996 Directors Plan and the 1997 Plan on December 16, 2005. Such option vests in monthly installments over a one-year period.

On May 25, 2006, the Board of Directors approved a new compensation program for non-employee Directors (the “Director Compensation Program”). The equity portion of the Director Compensation Program is subject to Stockholder approval of the 2006 Equity Incentive Plan, which will be submitted for Stockholder approval at the next Annual Meeting. In establishing the Director Compensation Program, the Compensation Committee and the Board of Directors engaged the services of an independent compensation specialist, Mercer Inc., and took into consideration its recommendations. The Director Compensation Program was designed to reflect current market trends in non-employee Director compensation while seeking to reduce overall compensation. Based on the information compiled by Mercer Inc. and on assumptions the Board and the Compensation Committee deem reasonable, the Board and the Compensation Committee expect that the Director

Compensation Program will result in an overall decrease in compensation for non-employee Directors of up to approximately 55%, depending on the performance of the Company’s stock price.

Cash Compensation. Under the Director Compensation Program, each non-employee Director will be paid an annual cash retainer of $30,000, paid in four quarterly installments. The Chairperson of a committee of the Board will receive an additional retainer as follows: an additional $15,000 for the Audit Committee Chairperson, an additional $10,000 for the Compensation Committee Chairperson and an additional $5,000 for the Corporate Governance and Nominating Committee Chairperson. The Chairman of the Board will also receive an additional $20,000 for such service. These changes to the cash compensation portions of the current non-employee Director compensation program will be effective as of October 1, 2006. Consistent with past practice, the Company will reimburse all Directors for certain expenses incurred in connection with their service as Directors in accordance with Company policy.

Equity Compensation. Under the Director Compensation Program, each non-employee Director will be granted a stock option to purchase 24,000 shares of Common Stock upon such Director’s initial election or appointment to the Board of Directors. Such options will generally vest annually over a period of three (3) years. Each non-employee Director will also automatically receive a restricted stock unit (“RSU”) grant of 4,500 units on the date such Director is initially elected or appointed to the Board and each continuing non-employee Director shall receive an additional grant of 4,500 RSUs on the date of each subsequent Annual Meeting of Stockholders following such initial grant. Such RSUs will vest upon the earlier of (i) one year from the grant date and (ii) the next Annual Meeting of Stockholders, and will be paid in Common Stock of the Company. The number of RSUs granted to a non-employee Director joining the Board other than at an Annual Meeting of Stockholders shall be pro-rated based on the amount of time remaining until the next Annual Meeting of Stockholders. In addition to the annual 4,500 RSU grant for all non-employee Directors, the Chairman of the Board (if a non-employee Director) shall receive annually an additional 2,250 RSUs. These changes to the equity compensation portions of the current non-employee Director compensation program will be effective as of the 2006 Annual Meeting of Stockholders, subject to Stockholder approval of the 2006 Equity Incentive Plan.

The following table sets forth a comparison of the current non-employee Director compensation program and the Director Compensation Program:

	Current Plan	Director Compensation Program
Annual Fee	$40,000	$30,000
Audit Committee Chair Fee	$10,000	$15,000
Compensation Committee Chair Fee	$10,000	$10,000
Corporate Governance and Nominating Committee Chair Fee	$0	$5,000
Chairman of the Board - Additional Fee	$20,000	$20,000
Initial Option Grant	54,000 shares	24,000 shares
Initial RSU Grant	None	4,500 shares
Annual Option Grant	22,500 shares	None
Annual RSU Grant	None	4,500 shares
Chairman of the Board - Additional Annual Option Grant	22,500	None
Chairman of the Board - Additional Annual RSU Grant	None	2,250

Required Vote

The affirmative vote of the holders of a plurality of the shares present in person or represented by Proxy at the meeting and entitled to vote on Proposal No. 1 is required for approval of Proposal No. 1.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of all of the above nominees.

PROPOSAL 2

APPROVAL OF THE EXAR CORPORATION 2006 EQUITY INCENTIVE PLAN

General

At the Annual Meeting, Stockholders will be asked to approve the Exar Corporation 2006 Equity Incentive Plan (the “2006 Plan”), which was adopted, subject to Stockholder approval, by the Board of Directors on July 19, 2006.

The Company believes that incentives and stock-based awards focus employees on the objective of creating Stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2006 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company currently maintains the 2000 Equity Incentive Plan, the 1997 Equity Incentive Plan and the 1996 Non-Employee Directors’ Stock Option Plan (the “Prior Plans”). As of July 19, 2006, a total of 6,906,668 shares of Common Stock were then subject to outstanding options granted under the Prior Plans, and an additional 4,107,781 shares of Common Stock were then available for new award grants under the Prior Plans. The Company’s outstanding options generally may not be transferred to third parties for value and do not include dividend equivalent rights.

The Board of Directors approved the 2006 Plan based, in part, on a belief that the 2006 Plan will give the Company greater flexibility to provide for future incentives. If Stockholders approve the 2006 Plan, no new awards will be granted under the Prior Plans after the Annual Meeting. In that case, 2,800,000 shares of the 4,107,781 total number of shares of Common Stock that remain available for award grants under the Prior Plans will become available for award grants under the 2006 Plan. No new shares will be made available for award grant purposes under the 2006 Plan, and the remaining number of shares available under the Prior Plans will no longer be reserved for award grant purposes and will become available for other authorized purposes. Accordingly, if Stockholders approve the 2006 Plan, a maximum of 2,800,000 shares will initially be available for future award grants under that plan. In addition, if Stockholders approve the 2006 Plan, any shares of Common Stock subject to stock option grants under the Prior Plans that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2006 Plan.

If Stockholders do not approve the 2006 Plan, the Company will continue to have the authority to grant awards under the Prior Plans. If Stockholders approve the 2006 Plan, the termination of the Company’s grant authority under the Prior Plans will not affect awards then outstanding under those plans.

Summary Description of the 2006 Equity Incentive Plan

The principal terms of the 2006 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2006 Plan, which appears as Exhibit A to this Proxy Statement.

Purpose. The purpose of the 2006 Plan is to promote the success of the Company and the interests of the Company’s Stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and the Company’s Stockholders.

Administration. The Board of Directors or one or more committees appointed by the Board of Directors will administer the 2006 Plan. The Board of Directors has delegated general administrative authority for the 2006 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2006 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2006 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2006 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•	to allow the purchase price of an award or shares of Common Stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by Stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2006 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

Eligibility. Persons eligible to receive awards under the 2006 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 255 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s non-employee directors, are considered eligible under the 2006 Plan at the present time.

Authorized Shares; Limits on Awards. The maximum number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2006 Plan equals the sum of: (1) 2,800,000 shares, plus (2) the number of any shares subject to stock options granted under any of the Prior Plans and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised. As of July 19, 2006, approximately 6,906,668 shares were subject to options then outstanding under those plans. As noted above, no additional awards will be granted under the Prior Plans if Stockholders approve the 2006 Plan.

Shares issued in respect of any “full-value award” granted under the 2006 Plan will be counted against the share limit described in the preceding paragraph as 2 shares for every one share actually issued in connection with the award. For example, if the Company granted 100 shares of Common Stock under the 2006 Plan, 200 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the plan other than: (1) a delivery of shares in respect of compensation earned but deferred, or (2) a stock option or stock appreciation right.

The following other limits are also contained in the 2006 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 2,800,000 shares.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 300,000 shares.

•	“Performance-Based Awards” under Section 5.2 of the 2006 Plan payable only in cash and not related to shares and granted to a participant in any one calendar year will not provide for payment of more than $2,000,000.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2006 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2006 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Plan will again be available for subsequent awards under the 2006 Plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2006 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2006 Plan. In addition, the 2006 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2006 Plan. The Company may not increase the applicable share limits of the 2006 Plan by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2006 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in Common Stock or units of Common Stock, as well as cash bonus awards pursuant to Section 5.2 of the 2006 Plan. The 2006 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of Common Stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2006 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2006 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The per share exercise price of an option or the per share base price of a stock appreciation right may, however, be less than the fair market value of a share of Common Stock on the date of grant in the case of awards granted retroactively in tandem with or as a substitution for another award.

The other types of awards that may be granted under the 2006 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards granted consistent with Section 5.2 of the 2006 Plan as described below.

Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2006 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total Stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Acceleration of Awards; Possible Early Termination of Awards. Generally, and subject to limited exceptions set forth in the 2006 Plan, upon a dissolution or liquidation of the Company or certain corporate transactions that the Company does not survive (or does not survive as a public company in respect of the Common Stock), awards then outstanding under the 2006 Plan will become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. The Administrator has the discretion to establish change in control provisions with respect to awards granted under the 2006 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.7 of the 2006 Plan, awards under the 2006 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the 2006 Plan, are not made for value.

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2006 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the Stockholders.

No Limit on Other Authority. Except as expressly provided with respect to the termination of the authority to grant new awards under the Prior Plans if Stockholders approve the 2006 Plan, the 2006 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to Common Stock, under any other plan or authority.

Termination of or Changes to the 2006 Plan. The Board of Directors may amend or terminate the 2006 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, Stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2006 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring Stockholder approval.) Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2006 Plan will terminate on September 7, 2016. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2006 Plan

The U.S. federal income tax consequences of the 2006 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2006 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2006 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2006 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits under the 2006 Equity Incentive Plan

The Company has not approved any awards that are conditioned upon Stockholder approval of the 2006 Plan. The Company is not currently considering any other specific award grants under the 2006 Plan. If the 2006 Plan had been in existence in fiscal 2005, the Company expects that its award grants for fiscal 2005 would not have been substantially different from those actually made in that year under the Prior Plans. For information regarding stock-based awards granted to the Company’s named executive officers during fiscal 2005, see the material under the heading “Executive Compensation” below.

The closing market price for a share of Common Stock as of July 24, 2006 was $12.63 per share.

Vote Required for Approval of the 2006 Equity Incentive Plan

The Board of Directors believes that the adoption of the 2006 Plan will promote the interests of the Company and its Stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to the Company’s success. In addition, the Board is sensitive to issues relating to equity incentive plans such as Stockholder dilution, and has adopted the 2006 Plan in part to address those issues. Adoption of the 2006 Plan and the retirement of the Company’s current equity plans will result in an overall reduction in the number of shares remaining available for grant by the Company under its plans by 1,307,731 shares. In addition, the Board believes that using a single plan will be easier for Stockholders to track and understand the Company’s option grant practices. The 2006 Plan also provides the Company with flexibility not currently available under its other plans, such as the ability to grant restricted stock units.

All members of the Board of Directors are eligible for awards under the 2006 Plan and thus have a personal interest in the approval of the 2006 Plan.

Approval of the 2006 Plan requires the affirmative vote of a majority of the Common Stock present, or represented, and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the 2006 Equity Incentive Plan.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Company’s Board of Directors has unanimously approved, subject to Stockholder approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation that will result in the declassification of the Company’s Board of Directors effective as of the 2008 Annual Meeting of Stockholders. The Board is now seeking Stockholder approval of this amendment. The Board believes that declassification of the Board is appropriate and in the best interests of the Company’s Stockholders.

To accomplish the declassification of the Board, the Board of Directors proposes that Article VI Section A of the current Amended and Restated Certificate of Incorporation be amended and restated to read in its entirety as follows:

“A. The Management of the business and the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Notwithstanding the foregoing, the directors shall cease to be divided into classes as of the corporation’s annual meeting of stockholders held in or for 2008, and as a result, Class III directors elected at the corporation’s annual meeting of stockholders in or for 2006 shall serve a two year term and Class I directors elected at the corporation’s annual meeting of stockholders in or for 2007 shall serve a one year term, in each case expiring as of the 2008 annual meeting of stockholders. At each annual meeting of stockholders after and including the 2008 annual meeting, all directors shall be up for election at each annual meeting to serve a one-year term until the next annual meeting.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.”

If the amendment to the Company’s Amended and Restated Certificate of Incorporation is approved, it will become effective upon filing of a certificate of amendment with the Delaware Secretary of State, which filing will be made promptly after the Annual Meeting.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s voting capital stock is required for approval of the proposed amendment to the Amended and Restated Certificate of Incorporation.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the amendment to the Company’s Amended and Restated Certificate of Incorporation.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent auditors for the Company during the fiscal year ended March 31, 2006, to serve in the same capacity for the fiscal year ending March 31, 2007, and is asking the Stockholders to ratify this appointment. In the event the Stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its Stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees Paid to Principal Accountants

The following table shows the fees paid or accrued by the Company for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2005 and 2006:

Description Of Services	2006	2005
Audit Fees	$803,845	$608,062
Audit-Related Fees	$32,500	—
Tax Fees	—	$153,800
All Other Fees	$1,500	$4,000

Total	$837,845	$765,862

Audit Fees. Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and the audit of internal controls and the related management assessment of internal controls, quarterly review of financial statements included in the Company’s 10-Q, and audit services provided in connection with other statutory and regulatory filings. The increase in Audit Fees is primarily attributable to the recently required audit of internal controls and the related management assessment of internal controls.

Audit-Related Fees. Audit-Related Fees include professional services reasonably related to the audit of the Company’s financial statements, including but not limited to consultation on accounting standards or transactions and audits of employee benefit plans.

Tax Fees. Tax Fees include professional services related to tax compliance, tax advice and tax planning, including but not limited to the preparation of federal and state tax returns.

All Other Fees. All Other Fees include professional services related to non-audit related consulting services.

Financial Information Systems Design and Implementation Fees. The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2006.

The charter of the Company’s Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services provided to the Company by the independent auditors or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the 2006 audit fees, audit-related fees and tax fees, and all other fees, were pre-approved by the Audit Committee of the Company’s Board of Directors.

The Audit Committee considered whether the provision of audit-related services, tax services, financial information systems design and implementation services and other non-audit services is compatible with the principal accountants’ independence.

Required Vote

The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of July 1, 2006:

•	each Stockholder who is known by the Company to own beneficially more than 5% of the Company’s Common Stock;

•	each of the Company’s President and Chief Executive Officer and the Company’s other four most highly compensated Executive Officers for the 2006 fiscal year;

•	each of the Company’s Directors; and

•	all of the Company’s Directors and Executive Officers as a group.

Unless otherwise indicated, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 35,974,865 shares of Common Stock outstanding as of July 1, 2006. In computing the number and percentage of shares beneficially owned by a particular person, shares of Common Stock subject to options currently exercisable, or exercisable within sixty (60) days of July 1, 2006, are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

	Beneficial Ownership(1)
Beneficial Owner	Number Of Shares	Percent Of Total
Dimensional Fund Advisors, Inc(2) 1299 Ocean Ave, 11th Floor Santa Monica, CA 90401	3,355,255	9.33%
Royce and Associates, LLC(3) 1414 Avenue of Americas New York, NY 10019	2,566,282	7.13%
Lazard Asset Management LLC(4) 30 Rockefeller Plaza New York, NY 10112	2,504,675	6.96%
Franklin Advisers, Inc(5) 1 Franklin Pkwy San Mateo, CA 94403	2,487,333	6.91%
Alliance Capital Management L.P.(6) 1290 Avenue of the Americas New York, New York 10104	2,302,289	6.40%
T. Rowe Price Associates, Inc.(7) 100 E. Pratt Street Baltimore, MD 21202	1,641,350	4.56%
Frank Carrubba(8)	184,474	*
Guy W. Adams(9)	10,000	*
Richard L. Leza, Sr.	1,000	*
John S. McFarlane(10)	55,324	*
Oscar Rodriguez	0	—
Pete Rodriguez	0	—
Michael Class(11)	217,100	*
Mir B. Ghaderi(12)	275,316	*
Ronald W. Guire(13)	605,565	1.66%
Roubik Gregorian(14)	985,622	2.68%
Thomas R. Melendrez(15)	254,565	*
All Executive Officers and Non-Employee Directors as a group (12 persons)(16)	2,821,582	7.32%

*	Represents beneficial ownership of less than one percent of the Common Stock.

(1)	This table is based on information supplied by the Executive Officers, Directors, and principal Stockholders and Schedules 13G filed with the SEC.

(2)	Based on Schedule 13G filed with the SEC on February 1, 2006. Dimensional Fund Advisors, Inc. has sole voting power and sole dispositive power with respect to 3,355,255 shares.

(3)	Based on Schedule 13G filed with the SEC on January 20, 2006. Royce and Associates, LLC has sole voting power and sole dispositive power with respect to 2,566,282 shares.

(4)	Based on Schedule 13G filed with the SEC on January 31, 2006. Lazard Asset Management LLC has 2,462,850 sole voting power and 2,504,675 sole dispositive power with respect to 2,504,675 shares.

(5)	Based on Schedule 13G filed with the SEC on February 10, 2006. Franklin Advisers, Inc. has 2,481,900 sole voting power and 2,487,333 sole dispositive power with respect to 2,487,333 shares. Franklin Templeton Portfolio Advisors, Inc. has sole voting power and sole dispositive power with respect to 1,626,941 shares. Franklin Templeton Investments Corp. has sole voting power and sole dispositive power with respect to 276,400 shares.

(6)	Based on Schedule 13G filed with the SEC on February 14, 2006. Alliance Capital Management L.P. has 1,957,112 sole voting power and 2,302,289 sole dispositive power with respect to 2,302,289 shares.

(7)	Based on Schedule 13G filed with the SEC on February 14, 2006. T. Rowe Price Associates, Inc. has 301,600 sole voting power and 1,641,350 sole dispositive power with respect to 1,641,350 shares.

(8)	Includes options to purchase 166,974 shares, of which options to purchase 7,499 shares become exercisable within sixty (60) days from July 1, 2006.

(9)	Consists of 4,000 shares owned by GWA Investments, LLC and 6,000 shares owned by GWA Master Fund, LP, in each case which Guy W. Adams may be deemed to beneficially own.

(10)	Includes options to purchase 52,324 shares, of which options to purchase 3,750 shares become exercisable within sixty (60) days of July 1, 2006.

(11)	Includes options to purchase 216,500 shares.

(12)	Includes options to purchase 269,366 shares, of which options to purchase 4,600 shares become exercisable within sixty (60) days of July 1, 2006.

(13)	Includes options to purchase 580,020 shares.

(14)	Includes options to purchase 839,813 shares, of which options to purchase 7,973 shares become exercisable within sixty (60) days of July 1, 2006.

(15)	Includes options to purchase 247,250 shares, of which options to purchase 4,000 shares become exercisable within sixty (60) days of July 1, 2006.

(16)	Includes options to purchase 2,573,745 shares, of which options to purchase 30,322 shares become exercisable within sixty (60) days of July 1, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and Executive Officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive Officers, Directors and greater than ten percent (10%) Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 31, 2006, all of the Company’s Executive Officers, Directors and greater than ten percent (10%) Stockholders complied with applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended March 31, 2006, 2005 and 2004 compensation awarded or paid to, or earned by, the Company’s President and CEO, and its other four most highly compensated Executive Officers for the fiscal year ended March 31, 2006 (the “Named Executive Officers”):

	Annual Compensation(1)			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(2)		Securities Underlying Options (#)	All Other Compensation ($)(3)
Roubik Gregorian Chief Executive Officer, President and Director	2006 2005 2004	452,385 410,577 363,615	— — —	— 405,597 —	(4)	— 300,000 110,000	36,318 14,819 19,578	(5)
Ronald W. Guire(6) Executive Vice President, Chief Financial Officer, Assistant Secretary and Director	2006 2005 2004	301,058 299,269 281,000	— — —	— — —		28,020 56,000 40,000	16,848 13,623 17,548	(7)
Thomas R. Melendrez General Counsel, Secretary and Senior Vice President Business Development	2006 2005 2004	243,896 236,866 225,654	— — —	— — —		46,000 40,000 40,000	13,128 9,093 12,028	(8)
Mir B. Ghaderi Vice President/General Manager, Network and Transmissions Division	2006 2005 2004	240,058 238,692 226,948	— — —	— — —		27,600 56,000 70,000	14,169 9,903 10,828	(9)
Michael Class(11) Vice President, Worldwide Sales	2006 2005 2004	221,058 219,231 195,385	— — —	— — —		18,000 56,000 32,500	15,840 12,615 17,540	(10)

(1)	As permitted by rules promulgated by the SEC, no amounts are shown for “perquisites” as such amounts for each Named Executive Officers do not exceed the lesser of 10% of the sum of such executive’s salary plus bonus or $50,000.

(2)	The following table reflects the aggregated restricted stock holdings, if any, for each of the Named Executive Officers as of the end of the 2006 fiscal year and the value of such restricted stock based on the market value of the stock on March 31, 2006 (the last day of trading for the 2006 fiscal year):

	Number of Shares of Unvested Restricted Stock at March 31, 2006	Value of Unvested Restricted Stock at March 31, 2006 ($)
Roubik Gregorian	20,000	$285,600
Ronald W. Guire	0	0
Thomas R. Melendrez	0	0
Mir B. Ghaderi	0	0
Michael Class	0	0

(3)	Includes matching contributions made by the Company on behalf of each Executive Officer to the Exar Corporation Savings Plan (“401(k) Plan”): for fiscal year 2006: Roubik Gregorian—$6,300, Ronald W. Guire—$6,300, Thomas R. Melendrez—$6,300, Mir B. Ghaderi—$6,300 and Michael Class—$6,300; for fiscal year 2005: Roubik Gregorian—$3,075, Ronald W. Guire—$3,075, Thomas R. Melendrez—$3,075, Mir B. Ghaderi—$3,075 and Michael Class—$3,075; for fiscal year 2004: Roubik Gregorian—$3,000, Ronald W. Guire—$3,000, Mr. Thomas R. Melendrez—$3,000, Mir B. Ghaderi—$3,000 and Michael Class—$3,000.

Includes auto allowances as follows: for fiscal year 2006: Roubik Gregorian—$25,830, Ronald W. Guire—$9,000, Thomas R. Melendrez—$6,000, Mir B. Ghaderi—$6,000 and Michael Class—$9,000; for fiscal year 2005: Roubik Gregorian—$9,000, Ronald W. Guire—$9,000, Thomas R. Melendrez—$6,000, Mir B. Ghaderi—$6,000 and Michael Class—$9,000; for fiscal year 2004: Roubik Gregorian—$9,000, Ronald W. Guire—$9,000, Thomas R. Melendrez—$6,000, Mir B. Ghaderi—$6,000 and Michael Class—$9,000.

Includes amounts relating to Company-paid life insurance benefits on behalf of each executive officer: for fiscal year 2006: Roubik Gregorian—$1,548, Ronald W. Guire—$1,548, Thomas R. Melendrez—$828, Mir B. Ghaderi—$994 and Michael Class—$540; for fiscal year 2005: Roubik Gregorian—$994, Ronald W. Guire—$1,548, Thomas R. Melendrez—$828, Mir. B. Ghaderi—$828 and Michael Class—$540; for fiscal year 2004: Roubik Gregorian—$828, Ronald W. Guire—$1,548, Thomas R. Melendrez—$828, Mir B. Ghaderi—$828 and Michael Class—$540.

Includes patent awards made by the Company to each of the following Executive Officers: for fiscal year 2006: Roubik Gregorian—$1,750 and Mir B. Ghaderi—$875; for fiscal year 2005: Roubik Gregorian—$1,750; for fiscal year 2004: Roubik Gregorian—$750.

Includes professional tax services made by the Company on behalf of Roubik Gregorian in fiscal year 2006 of $890.

(4)	Based on a grant of 30,000 shares of restricted stock on March 24, 2005 at a purchase price of $0.0001, which was valued at $13.52 per share based on the closing market price of the Company’s Common Stock on the date of grant. The restricted stock is scheduled to vest in annual installments during the three-year period following the date of grant and includes the right to receive dividend payments prior to vesting.

(5)	Includes amounts relating to the voluntary cancellation of options to purchase 120,000 shares of Common Stock ($0.05 per share).

(6)	Effective June 30, 2006, Ronald W. Guire retired as an officer and employee of the Company and resigned as a member of the Board of Directors. In connection with his departure, he and the Company entered into a Separation Agreement as described below.

(7)	Includes amounts relating to the voluntary cancellation of options to purchase 80,000 shares of Common Stock ($0.05 per share).

(8)	Includes amounts relating to the voluntarily cancellation of options to purchase 44,000 shares of Common Stock ($0.05 per share).

(9)	Includes amounts relating to the voluntary cancellation of options to purchase 20,000 shares of Common Stock ($0.05 per share).

(10)	Includes amounts relating to the voluntary cancellation of options to purchase 100,000 shares of Common Stock ($0.05 per share).

(11)	Mr. Class left the Company effective April 3, 2006.

OPTION GRANTS IN LAST FISCAL YEAR

In fiscal 2006, the Company granted nonqualified stock options to its Named Executive Officers under the 2000 Equity Incentive Plan, as amended and restated (the “2000 Plan”) and the 1997 Equity Incentive Plan (the “1997 Plan”). The following tables show for the fiscal year ended March 31, 2006 certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

	Number Of Securities Underlying Options Granted(1)	% of Total Options Granted To Employees In Fiscal Year(2)	Exercise Price ($/Sh)(3)	Expiration Date	Potential Realizable Value At Assumed Annual Rate of Stock Price Appreciation For Option Term(4)
					5% ($)	10% ($)
Roubik Gregorian	—	—	—	—	—	—
Ronald W. Guire	28,020	2.96	12.30	10/27/12	140,306	326,972
Thomas R. Melendrez	24,000	2.54	12.30	10/27/12	120,176	280,061
	22,000	2.33	15.96	7/12/12	142,896	333,009

	46,000	4.87			263,072	613,070
Mir B. Ghaderi	27,600	2.92	12.30	10/27/12	138,202	322,070
Michael Class	18,000	1.90	12.30	10/27/12	90,132	210,046

(1)	Options granted prior to October 27, 2005 vest annually for a four year period from the date of grant. Options granted after October 27, 2005 vest monthly for a one year period from the date of the grant.

(2)	Based on options to purchase an aggregate of 945,312 shares of the Company’s Common Stock granted to employees of the Company in fiscal 2006, including the Named Executive Officers.

(3)	The exercise price of the options was equal to the fair market value of the Company’s Common Stock on the date of the grant.

(4)	The potential realizable value is based on the term of the options at the time of the grant (which is generally seven years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. These amounts represent certain assumed rates of appreciation, in accordance with rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Number Of Shares Acquired On Exercise	Value Realized(1)($)	Number Of Securities Underlying Unexercised Options At FY-End		Value Of Unexercised In-The Money Options At FY-End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Roubik Gregorian	—	—	786,480	195,000	357,495	423,098
Ronald W. Guire	67,498	604,092	563,675	16,345	250,247	32,363
Thomas R. Melendrez	38,998	299,144	233,500	21,500	131,077	34,470
Mir B. Ghaderi	11,182	123,073	249,116	39,850	126,607	59,316
Michael Class	30,000	235,065	375,000	10,500	265,690	20,790

(1)	Represents the fair market value of the Company’s Common Stock on the date of the exercise (based on the closing sales price reported on The NASDAQ Global Market or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) less the exercise price, without taking into account any taxes that may be payable in connection with the transaction.

(2)	These amounts represent the difference between the fair market value of the Company’s Common Stock on March 31, 2006 (the last trading day of the 2006 fiscal year), which was $14.28 per share, less the exercise price of “in-the-money” options.

EQUITY COMPENSATION PLAN SUMMARY

The below table sets forth the status of the Company’s current equity compensation plans. If the Stockholders approve the adoption of the 2006 Equity Incentive Plan as described above under Proposal No. 2, the plans described below will be terminated, outstanding options under such plans will be subsumed under the 2006, and the maximum total number of shares remaining available for future issuances under the 2006 Equity Incentive Plan as of its adoption will be 2,800,000.

Plan	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options As Of March 31, 2006	Weighted-average Exercise Price Of Outstanding Options ($)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans As Of March 31, 2006
Equity compensation plans approved by Stockholders(1)	3,079,501	16.91	2,968,480
Equity compensation plans not approved by Stockholders(2)	4,429,397	17.64	889,444

Totals	7,508,898	17.34	3,857,924

(1)	Includes the 1996 Directors’ Stock Option Plan (options to purchase 947,630 shares with a weighted average exercise price per share of $19.65) and the 1997 Equity Incentive Plan (options to purchase 2,131,871 shares with a weighted average exercise price per share of $15.69).

(2)	Consists of the 2000 Equity Incentive Plan (the “2000 Plan”). In September 2000, the Board of Directors approved the 2000 Plan. The 2000 Plan is administered by the Board or a committee of the Board (“Committee”) and provides for the grant of non-statutory options, stock bonuses, rights to purchase restricted stock, or a combination of the foregoing (collectively “Stock Awards”) to employees and consultants in the Company’s service or in the service of the Company’s affiliates. There are 5,318,841 shares of the Company’s Common Stock reserved under the 2000 Plan, and 889,444 shares remain available for future issuance thereunder as of March 31, 2006.

Options are granted with an exercise price not less than the fair market value of the Company’s Common Stock on the date of grant. The Board or Committee determines when options granted under the 2000 Plan may be exercised. The

2000 Plan provides that vested options may generally be exercised for (a) three (3) months after termination of service other than due to death or disability, (b) twelve (12) months after termination of service as a result of disability, or (c) eighteen (18) months after termination of service as a result of death. The 2000 Plan permits options to be exercised with cash, other shares of the Company’s Common Stock, or any other form of legal consideration acceptable to the Board or Committee. Prior to June 13, 2005, the Board or Committee had the ability to select employees to participate in a program that allowed them to make an irrevocable election to apply a portion of their base salary (minimum of $5,000 and a maximum of $50,000) to the acquisition of an option to purchase shares of the Company’s Common Stock. Recently enacted Internal Revenue Code (the “Code”) Section 409A imposes new requirements on arrangements allowing for the deferral of compensation. In order to avoid the imposition of additional taxes under the Code Section 409A, on June 13, 2005 the Board approved the amendment to the 2000 Plan to eliminate the compensation deferral provision, effective June 13, 2005.

The Board or Committee determines the purchase price of restricted stock as well as the permissible form of consideration to be paid for such stock. The Board or Committee may award eligible participants stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for the Company’s benefit. Shares of the Company’s Common Stock sold or awarded under the 2000 Plan may be subject to a repurchase option in the Company’s favor, which will lapse at such times as the Board or Committee may determine. The Company may exercise such repurchase option for any or all the unvested shares held by the purchaser upon his or her termination of service with the Company.

In the event of (i) a dissolution or liquidation, (ii) a merger or consolidation in which the Company is not the surviving corporation, (iii) a reverse merger in which the Company is the surviving corporation, but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted into other property, or (iv) any other capital reorganization in which more than 50% of the Company’s shares entitled to vote are exchanged, excluding in each case a capital reorganization in which the purpose is to change the state of the Company’s incorporation, the 2000 Plan provides that each outstanding Stock Award will fully vest and become exercisable for a period of at least ten (10) days. Outstanding Stock Awards that are not exercised prior to the occurrence of any of the listed events will terminate on the date of such event, unless the successor corporation assumes such awards.

Change of Control and Employment Arrangements

Change of Control Severance Benefit Plan

On June 24, 1999, the Board of Directors adopted the Executive Officers’ Change of Control Severance Benefit Plan (the “Severance Plan”). The following individuals are eligible to receive benefits under the Severance Plan: Group I, currently consisting of no individuals; and Group II, consisting of Thomas R. Melendrez, Stephen W. Michael, and Mir B. Ghaderi. The Board of Directors or the Compensation Committee may, in their sole discretion, designate additional employees as eligible to receive benefits under the Severance Plan. The Severance Plan provides that an eligible employee will receive benefits if the employee’s employment is involuntarily terminated without “cause” or if the employee voluntarily terminates his or her employment for “good reason,” (as each such term is defined in the Severance Plan) in either case within thirteen (13) months following the effective date of a “change of control” (as defined in the Severance Plan) of the Company. Employees in Group I will receive a lump sum payment equal to two (2) times the employee’s annual base salary. Employees in Group II will receive a lump sum payment equal to the greater of (a) one year’s base salary, or (b) one month’s base salary for each complete year of service the employee has provided to the Company, up to a maximum of two (2) times the employee’s annual base salary. In order to receive benefits under the Severance Plan, an employee must execute a release of all claims that the employee may have against the Company and its successors and assigns. In addition, should an employee’s benefits be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), the Company will make an additional payment to the employee so that the net amount of such payment (after taxes) received by the employee is sufficient to pay the excise tax due.

Agreement with President and Chief Executive Officer

On August 2, 2005, the Company and Roubik Gregorian entered into an Executive Employment Agreement (the “Employment Agreement”) setting forth the compensation to be provided to Dr. Gregorian in return for his service to the Company as President and Chief Executive Officer.

The Employment Agreement provides for an annual base salary of $450,000, effective as of February 16, 2005, and provides that Dr. Gregorian is eligible to receive an annual target incentive compensation payment for each fiscal year, as determined by the Compensation Committee of the Company’s Board of Directors.

On March 24, 2005, the Compensation Committee approved the grant to Dr. Gregorian of an option to purchase two hundred thousand (200,000) shares of Common Stock under the Company’s 1997 Equity Incentive Plan with an exercise price equal to $13.52, which was the last quoted per share selling price for the Common Stock on The NASDAQ Global Market on March 24, 2005. The shares subject to such option vest and become exercisable in forty-eight (48) equal monthly installments, beginning on April 24, 2005. Such vesting is subject to Dr. Gregorian’s continuing to render services to the Company through each vesting date. The option expires on the date that is the earlier of seven (7) years from the date of grant or three (3) months following the termination of Dr. Gregorian’s service to the Company. On March 24, 2005, the Compensation Committee also approved the grant to Dr. Gregorian of 30,000 shares of restricted stock under the Company’s 1997 Equity Incentive Plan, which stock has a purchase price of $0.0001 per share. The restricted stock is scheduled to vest in annual installments over the three-year period following the date of grant. If Dr. Gregorian ceases to provide services to the Company, the Company has the right to repurchase any shares that are not then vested at the original purchase price. The Employment Agreement references both such option grant and restricted stock grant and provides that Dr. Gregorian is eligible to receive additional options to purchase Common Stock and other equity incentive awards.

The Employment Agreement also provides that Dr. Gregorian shall to be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, including health, disability, life and accidental death insurance coverage. In addition, Dr. Gregorian is entitled to receive the following benefits while employed under the terms of the Employment Agreement:

(a) Dr. Gregorian is eligible to accrue up to twenty-two (22) paid vacation days per year (plus paid holidays), which number of days will increase based on the established graduated scale to the maximum of twenty-five (25) days as his seniority in the Company increases;

(b) the Company will provide Dr. Gregorian with additional life insurance coverage pursuant to a term life insurance policy in an amount equal to one million dollars ($1,000,000);

(c) the Company will provide Dr. Gregorian with a monthly automobile allowance equal to two thousand dollars ($2,000);

(d) the Company, pursuant to the terms and conditions of the Company’s Executive Health Plan, will reimburse Dr. Gregorian up to five thousand dollars ($5,000) for each fiscal year for the documented cost of covered medical expenses, without the need for any contribution by Dr. Gregorian; and

(e) the Company will reimburse Dr. Gregorian up to five thousand dollars ($5,000) per year for costs incurred by Dr. Gregorian for obtaining professional services, including but not limited to, legal, tax planning, accounting and investment services.

In the event Dr. Gregorian’s employment is terminated by the Company without cause (as defined in the Employment Agreement) or Dr. Gregorian resigns for good reason (as defined in the Employment Agreement) more than two months before or more than twelve months after a change of control (as defined in the Employment Agreement), Dr. Gregorian will receive the following severance benefits, subject to the execution by Dr. Gregorian of a general release of claims in favor of the Company: (i) a lump sum payment equal to two times his annual base salary, and (ii) continued payment by the Company of group health continuation coverage premiums for Dr. Gregorian and his eligible dependents under COBRA through the lesser of (A) twenty four months or (B) the maximum period of time the Company is required to provide health continuation coverage under COBRA.

In the event Dr. Gregorian’s employment is terminated by the Company without cause or Dr. Gregorian resigns for good reason within two months prior, through twelve months following, a change of control, Dr. Gregorian will receive the following severance benefits, subject to the execution by Dr. Gregorian of a general release of claims in favor of the Company: (i) a lump sum payment equal to two times his annual base salary, (ii) full acceleration of the vesting of the stock option and restricted stock referenced in the Agreement, and (iii) continued payment by the Company of group health continuation coverage premiums for Dr. Gregorian and his eligible dependents under COBRA through the lesser of (A) twenty four months or (B) the maximum period of time the Company is required to provide health continuation coverage under COBRA.

The Employment Agreement provides that the foregoing severance benefits supersede any benefits Dr. Gregorian may have been entitled to under the Severance Plan. The Employment Agreement also provides that should Dr. Gregorian’s aggregate severance benefits trigger the excise tax imposed under Section 280G, the severance benefits will be either be paid in full or reduced to the extent that the excise tax would not apply, whichever results in the greater amount of severance benefits.

The Employment Agreement provides that, subject to the execution by Dr. Gregorian of a general release of claims in favor of the Company, in the event that Dr. Gregorian’s employment is terminated by the Company without cause or Dr. Gregorian resigns for good reason, Dr. Gregorian agrees to be available to the Company for a period of three months to help transition his duties and responsibilities to his successor. Dr. Gregorian will be paid $1,000 per month for such services and his equity awards will continue to vest during such period.

The Employment Agreement has a term of three years, however, Dr. Gregorian’s employment is at-will and both the Company and Dr. Gregorian have the right to terminate Dr. Gregorian’s employment with the Company at any time and for any reason. In the event of a change of control that occurs during the term of the Employment Agreement while Dr. Gregorian continues to remain employed under the Employment Agreement, the term of the Employment Agreement will extend through the later of (i) the one year anniversary of the change of control or (ii) the three year anniversary of the effective date of the Employment Agreement.

The Employment Agreement provides that while Dr. Gregorian is employed by the Company and for one year following the date of the termination of his employment, Dr. Gregorian agrees not to solicit or attempt to solicit any employee of the Company to terminate such employee’s employment.

2006 Executive Incentive Compensation Program

On July 12, 2005, the Compensation Committee approved the Fiscal Year 2006 Executive Incentive Compensation Program (the “Executive Compensation Program”). The purpose of the Executive Compensation Program is to provide incentives to eligible executives for surpassing established revenue and operating income goals derived from the Company’s fiscal year 2006 operating plan. The following executives are currently eligible participants under the Executive Compensation Program: Roubik Gregorian, Mir B. Ghaderi, Stephen W. Michael and Thomas R. Melendrez. The bonus pool payable under the Executive Compensation Program is funded upon achievement of certain revenue and operating income goals and the size of the bonus pool is the sum of the 2006 fiscal year annual base salary of the participants times their respective target award percentages. The Compensation Committee has set such target award percentages between 40-50% of a participant’s base salary. A participant’s payout is determined using the formula set forth in the Executive Compensation Program which is based on such participant’s 2006 fiscal year annual base salary, individual target award percentage, actual corporate revenue and operating income results and personal performance factors. The Company has the right to modify or cancel at any time the Executive Compensation Program.

Separation Agreement with Ronald W. Guire

On June 29, 2006, in connection with the resignation of Ronald W. Guire, the Company’s Executive Vice President, Chief Financial Officer, Assistant Secretary and Director, the Company entered into a separation agreement with Mr. Guire (the “Separation Agreement”). Under the Separation Agreement, Mr. Guire is entitled to severance pay equal to two year’s base salary, two years of continued health benefits, full acceleration of all of his outstanding and unvested stock options and extension of his period in which to exercise his outstanding options until December 31, 2006. In addition, Mr. Guire will provide transition consulting services until the earlier of September 30, 2006 or the date the Company hires a new full-time Chief Financial Officer.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

This section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

During fiscal 2006 following the 2005 Annual Meeting of Stockholders, the Compensation Committee of the Board of Directors (the “Compensation Committee”) consisted of Messrs. Guy W. Adams, John S. McFarlane, Pete Rodriguez and Oscar Rodriguez, none of whom is an officer or an employee of the Company. Mr. O. Rodriguez served as Chairman of the Compensation Committee. The Compensation Committee evaluates the performance of the Company’s President and CEO, reviews the performance of other Executive Officers and reviews and approves or recommends to the Board compensation levels, policies and programs.

General Compensation Policy

Compensation Philosophy. The Compensation Committee believes that the Company’s overall compensation program should relate to creating Stockholder value. Accordingly, the Compensation Committee designs the Company’s compensation programs to attract and retain talented executives, engineering and other key employees, to reward achievement of the Company’s short-term and long-term performance goals, to link executive compensation to Stockholder interests through equity-based compensation plans, and to recognize and reward individual contributions to operating group and Company-wide performance objectives. From time to time the Compensation Committee reviews the Company’s compensation programs and adjusts them as it deems appropriate to promote the foregoing objectives and to create Stockholder value.

Components of Executive Compensation. During fiscal 2006, compensation for the Company’s Executive Officers consisted of base salary, participation in an annual cash based incentive compensation program and longer-term equity incentives. The Compensation Committee calibrated each component to a competitive market position based on executive compensation surveys, reports from third-party compensation specialists and other relevant information. The Company also offers to its Executive Officers participation (with all other eligible employees of the Company) in its 401(k) Plan, an auto allowance for Executive Officers, an executive medical plan and certain other benefits available generally to employees of the Company.

Cash-Based Compensation

Base Salary. The Compensation Committee reviews and recommends to the Board the base salary of the President and CEO and each of the Company’s other Executive Officers annually in connection with annual performance reviews. In adjusting base salaries, the Compensation Committee examines both qualitative and quantitative factors relating to corporate and individual performance. In many instances, the qualitative factors necessarily involve a subjective assessment by the Compensation Committee. The Compensation Committee neither bases its considerations on any single performance factor nor does it specifically assign relative weights to factors but rather considers a mix of factors and evaluates individual performance against that mix both in absolute terms and in relation to other Company executives. Generally, in reviewing salary adjustments for Executive Officers (other than the President and CEO), the Compensation Committee considers the evaluation and recommendations of the Company’s President and CEO.

The Compensation Committee reviewed an independent survey of compensation of Executive Officers of other high technology companies to enable it to set base salaries based on each Executive Officer’s level of responsibility and within the parameters of companies of comparable size in the Company’s industry. The survey included a broader group of technology companies than those companies included in the NASDAQ Electronic Components Index used in the performance measurement comparison graph included in this Proxy Statement. Generally, base salaries paid to Executive Officers for fiscal 2006 were at levels within the top half of salaries paid to executives under the independent survey.

In addition to individual and corporate performance, the factors considered in determining merit adjustments include relative salaries and responsibilities in the Company, the size of the Company’s incentive payment allocation, if any, which considers factors such as inflation and the competitive environment relative to other technology companies, independent survey data, number of years with the Company and anticipated future responsibilities of each individual within the next year.

Annual Incentive Compensation Opportunities. The Company maintains annual incentive compensation programs (cash, equity-based compensation and/or a combination thereof) to reward Executive Officers and other selected senior management and technical personnel for attaining defined performance goals. The programs are intended to attract and motivate employees, and to be tied to corporate performance to enhance Stockholder value and encourage profit and revenue growth. For Executive Officers, incentive compensation payments are based primarily on Company-wide performance targets, as well as personal performance measured against agreed-objectives. For selected senior management and technical personnel, Company-wide performance is a factor, and significant weight also is given to individual performance and the performance of particular operating groups within the Company. The programs are periodically benchmarked against competitive/industry compensation data to ensure they are competitive and designed to achieve the performance intended.

Executive Officer Incentive Compensation Program. On July 12, 2005, the Compensation Committee approved the Fiscal Year 2006 Executive Incentive Compensation Program (“FY ‘06 Executive Program”), which was based on specific fiscal year 2006 performance results, in which all officers, including the President and CEO, participated. The FY ‘06 Executive Program determined incentive compensation payments by application of a formula taking into account (i) operating and revenue targets against pre-established threshold levels; and (ii) individual target award percentages. Individual performance factors were also taken into account to modify the potential incentive compensation payment calculated under the formula. Under the FY ‘06 Executive Program, no incentive payments could have been awarded unless a specific profitability target was achieved. In addition, no incentive payments could have been awarded unless payments were first made under the Fiscal Year 2006 Key Employee Incentive Compensation Program discussed below. The target amount for which Dr. Gregorian was eligible under the FY ‘06 Executive Program was 50% of base salary. Other Executive Officers participating in the program were eligible to receive target amounts ranging between 40% and 50% of base salary. Based on the Company’s operating profit and revenue achievements for fiscal 2006, no incentive payments were made under the FY ‘06 Executive Program.

Key Employee Incentive Compensation Program. During fiscal 2006, certain other management and technical personnel participated in a Fiscal Year 2006 Key Employee Incentive Compensation Program (“FY ‘06 Key Employee Program”), which was adopted by the Compensation Committee on July 12, 2005. Under the FY ‘06 Key Employee Program, incentive compensation payments were based upon operating profit and revenue targets (which were consistent with those applicable to the FY ‘06 Executive Program) and individual performance. Based on the Company’s operating profit and revenue achievements for fiscal 2006, no incentive payments were made under the FY ‘06 Key Employee Program.

2007 Compensation. The Compensation Committee is currently undergoing an extensive review of the Company’s compensation programs as well as compensation programs of comparable companies in the Company’s industry in an effort to further benchmark the Company’s compensation programs and ensure best practices. The Compensation Committee has engaged an outside consultant, Mercer Inc., to aid it in its review. As a result, the Compensation Committee has not yet established the Company’s incentive compensation programs for fiscal year 2007, but expects to do so prior to the Annual Meeting. The Compensation Committee continues to believe that executive compensation programs should be aimed at providing incentives for individual and team performance to deliver increased Stockholder value.

Equity Incentives

The Company currently utilizes its 1997 Plan and its 2000 Plan to further align the interests of Stockholders and management by providing Executive Officers and other employees with a significant economic interest in the long-term appreciation of the Company’s stock. The 1997 Plan permits the grant of both incentive and nonstatutory stock options. The 2000 Plan does not permit the grant of incentive stock options. A maximum of 40% of the total number of shares reserved under the 2000 Plan may be granted to Executive Officers of the Company. Options under the 1997 Plan and the 2000 Plan are granted with exercise prices equal to 100% of the fair market value of the underlying stock on the date of grant and generally have terms of seven (7) years, although options may be granted with terms of up to ten years. Prior to their amendments in June 2005, under the 1997 Plan and the 2000 Plan, selected employees, including Executive Officers and senior management and director level employees, were permitted to defer a portion of their base salary and apply such deferred salary to options to purchase shares of the Company’s Common Stock with exercise prices set at a discount to the fair market value of the stock with the aggregate of such discounts equal to the aggregate amount of the base salary so deferred. Recently enacted Internal Revenue Code Section 409A imposes new requirements with respect to arrangements allowing for the deferral of compensation. To avoid the imposition of additional taxes under Code Section 409A, on June 13, 2005 the Board approved the amendment of the 1997 Plan and the 2000 Plan to eliminate the compensation deferral provision, effective June 13, 2005.

If the Company’s Stockholders approve Proposal No. 2 described above, future options and other equity awards will be granted under the Company’s 2006 Equity Incentive Plan.

Options (other than deferred compensation options) are generally subject to vesting over four years. This vesting schedule is designed to motivate award recipients to achieve stated objectives, thereby aiding the Company’s efforts to maximize revenue and profit together with Stockholder value, and to encourage individuals to remain with the Company for the long-term. In determining the number of shares subject to an option to be granted to an Executive Officer, the Compensation Committee takes into account the Executive Officer’s position and level of responsibility with the Company, the Executive Officer’s existing stock and unvested option holdings, the potential reward to the Executive Officer if the stock price appreciates in the public market, and the competitiveness of the Executive Officer’s overall compensation arrangements, including stock options. Outstanding performance by an individual may also be taken into consideration. Option grants may also be made to new Executive Officers upon commencement of employment and, on occasion, to Executive Officers in connection with a significant change in job responsibility. The Compensation Committee may grant options taking into account multiple year periods. In fiscal 2006, based on the factors described above, the Compensation Committee granted options to purchase an aggregate of 134,620 shares of Common Stock to the Company’s Executive Officers other than the Company’s CEO.

Additional long-term equity incentives are provided through the Company’s Employee Stock Participation Plan in which all eligible employees, including eligible Executive Officers of the Company, may purchase stock of the Company, subject to specified limits. Effective as of April 1, 2006, the Company amended its Employee Stock Participation Plan to provide that shares purchased under the plan are purchasable at a 5% discount on the date of purchase, with no look back provision.

CEO Compensation

In general, the Compensation Committee uses the same procedures as described above for determining the annual salary, bonus and stock option awards for the Company’s Chief Executive Officer. Dr. Gregorian’s annual base salary was increased to $450,000 and he received certain additional equity awards and other benefits upon his appointment as the Company’s President and Chief Executive Officer on February 15, 2005. In connection with the elimination of certain perquisites, Dr. Gregorian’s base salary was increased to $455,000 on January 1, 2006. In August 2005, the Company and Dr. Gregorian entered into an employment agreement as described in the Section entitled “Director and Executive Compensation—Change of Control and Employment Arrangements.” Dr. Gregorian’s salary and equity awards were approved by the Compensation Committee after reviewing Dr. Gregorian’s responsibilities and performance, the performance of the Company, the expectations of Dr. Gregorian in his role as President and Chief Executive Officer and the practices of other similarly-situated companies, as well as the competitive environment relative to other technology companies and independent survey data. In addition, prior to approving the terms of Dr. Gregorian’s employment agreement, the Compensation Committee engaged an independent compensation consultant to advise the Compensation Committee with respect to the terms of the agreement.

Section 162(m) Policy

The Compensation Committee has not adopted a general policy with respect to the application of Section 162(m) of the Internal Revenue Code, which generally imposes an annual corporate deduction limitation for tax computation purposes of $1 million on the compensation of certain executive officers. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, the Compensation Committee may design compensation programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be deductible.

Respectfully submitted,

The Compensation Committee

Oscar Rodriguez, Chairman

Guy W. Adams

John S. McFarlane

Pete Rodriguez

Compensation Committee Interlocks and Insider Participation

As noted above, during the fiscal year ended March 31, 2006, the Compensation Committee consisted of Messrs. Adams, McFarlane, O. Rodriguez and P. Rodriguez, none of whom is an officer or an employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. No Executive Officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more Executive Officers serving as a member of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

This section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The rules and regulations of the SEC require the Company to include in its Proxy Statement a report from the Audit Committee (“Audit Committee” or “Committee”) of the Board. The following report concerns the Audit Committee’s activities regarding oversight of the Company’s financial reporting and auditing process.

On behalf of the Board of Directors, the Audit Committee is responsible for providing an independent, objective review of the Company’s auditing, accounting and financial reporting process, public reports and disclosures and system of internal controls regarding financial accounting, as well as engaging and supervising the Company’s independent auditors. The Audit Committee is comprised solely of independent Directors as defined in the Marketplace Rules of The NASDAQ Global Market and is governed by a written charter adopted by the Board of Directors, a copy of which can be viewed at the Company’s website: www.exar.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in the Audit Committee Charter (“Charter”), are intended to be in accordance with applicable requirements for corporate audit committees. The Committee Chair is an “audit committee financial expert” within the meaning of Item 401 of SEC Regulation S-K.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report. The Committee took a number of steps in making this recommendation for fiscal year 2006. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors for fiscal 2006, those matters PricewaterhouseCoopers LLP communicated to and discussed with the Audit Committee under applicable auditing standards, such as Statement on Auditing Standards No. 61, as amended, “Communications with the Audit Committees,” including information concerning the scope and results of the audit. Second, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence, and received a letter from them regarding their independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” for auditors of public companies. Third, PricewaterhouseCoopers LLP confirmed with and to the Audit Committee that it was not aware of any errors, illegal acts or material weaknesses in internal accounting controls as is specified in Statements on Auditing Standards (“SAS”) 53, “The Auditors’ Responsibility to Detect and Report Errors and Irregularities;” SAS 54, “Illegal Acts;” and SAS 60, “Communication of Internal Control Structure Related Matters Noted in Audit.” Finally, the Audit Committee reviewed and discussed with Company management and PricewaterhouseCoopers LLP the Company’s audited consolidated balance sheet at March 31, 2006, and audited consolidated statements of income, cash flows and Stockholders’ equity for the fiscal year ended March 31, 2006. Based on the discussions with PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s Annual Report on Form 10-K for the year ended March 31, 2006 include these financial statements.

Respectfully submitted,

The Audit Committee

Guy W. Adams, Chairman

John S. McFarlane

Richard L. Leza

PERFORMANCE MEASUREMENT COMPARISON1

The following graph shows a five-year comparison of cumulative Stockholder return of the CRSP Total Return Index for The NASDAQ Global Market (U.S. Companies), the NASDAQ Electronic Components Index, and the Company. The NASDAQ Electronic Components Index is comprised of approximately 200 NASDAQ Listed Companies in the SIC code 367. The graph is based on the assumption that $100 was invested on March 31, 2001 and all dividends were reinvested. Historic stock price performance is not necessarily indicative of future stock price performance.

[1]	This section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The total return on investment (change in stock price plus reinvested dividends) for the Company, the NASDAQ Global Market (U.S.) Index and the Nasdaq Electronic Components Index, based on March 31, 2001 = 100.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into various arrangements with some of its Executive Officers, all of which are discussed under the Section entitled “Director and Executive Compensation—Compensation of Executive Officers—Change of Control and Employment Arrangements.”

The Company has entered into indemnity agreements with certain of its Executive Officers and Directors which provide, among other things, that the Company will indemnify such Executive Officer or Director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he/she may be required to pay in actions or proceedings to which he/she is or may be made a party by reason of his/her position as a Director, Executive Officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s Bylaws.

ACCOUNTANTS

The Company’s financial statements have been audited by PricewaterhouseCoopers LLP as independent auditors. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

COMMUNICATING WITH THE COMPANY

If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

1.	To have information such as the Company’s latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report mailed to you, Stockholders residing in the U.S., please call the transfer agent, Computershare, at 312-588-4990.

2.	To view the Company’s website on the Internet, use the Company’s Internet address: www.exar.com. The Company’s website includes product, corporate and financial data, as well as recent earnings releases, current stock price, an electronic file of this Proxy Statement, Form 10-K, Form 10-Q, the Company’s Annual Report to Stockholders, job listings, instructions on how to contact non-employee members of the Board of Directors, ethics policies and charters for each Committee of the Board of Directors. Internet access to this information has the advantage of providing you with up-to-date information about the Company throughout the year.

3.	To reach the Company’s Investor Relations representative, please call 510-668-7201.

If you would like to write to the Company, please send your correspondence to the following address:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Attn: Investor Relations, M/S 210

The Board of Directors hopes that Stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed Proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

A copy of the Annual Report of the Company for the fiscal year ended March 31, 2006 has been mailed concurrently with this Proxy Statement to all Stockholders entitled to notice of and to vote at the Annual Meeting. Except for “Executive Officers of the Registrant” from Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, the Annual Report is not incorporated into this Proxy Statement and is not considered Proxy solicitation material.

By Order of the Board of Directors

/s/ Thomas R. Melendrez
Thomas R. Melendrez
Secretary

August     , 2006

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and Proxy Statements with respect to two or more securityholders sharing the same address by delivering a single annual report and Proxy Statement addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with account holders who are Company Stockholders will be “householding” the Company’s Proxy materials. A single annual report and Proxy Statement will be delivered to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and Proxy Statement, please notify your broker and direct your written request to Exar Corporation, Attention: Investor Relations M/S 210, 48720 Kato Road, Fremont, California 94538, or contact the Company directly at (510) 668-7201.

Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

ADDENDUM A

CHARTER

OF THE AUDIT COMMITTEE

OF

THE BOARD OF DIRECTORS

OF

EXAR CORPORATION

Effective August 1, 2006

Purpose of Committee

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Exar Corporation (the “Company”) is to (a) oversee the integrity of the financial statements of the Company, (b) monitor the Company’s compliance with legal and regulatory requirements, (c) appoint, compensate, manage and qualify the Company’s external auditors, (d) oversee the performance of the Company’s internal audit function, and (e) prepare the report the Committee is required by Securities and Exchange Commission (“SEC”) rules to be included in the Company’s annual proxy statement.

Committee Structure and Operations

The Committee shall be composed of a minimum of three directors, with all members of the Committee to be independent, according to the independence standards and requirements of the listing standards of The NASDAQ Global Market (or any other applicable securities exchange or over the counter market) (the “Listing Standards”), the SEC and applicable law, including the Sarbanes-Oxley Act of 2002. The Board shall appoint the members of the Committee from time to time and at least annually, including a Director to serve as Committee Chair. In selecting members of the Committee, the Board shall take into account compliance with applicable statutes, rules, regulations and the Listing Standards, including requirements of independence. The Board shall determine that each member of the Committee is financially literate in accordance with rules of the SEC and the Listing Standards. At least one member of the Committee shall, in the judgment of the Board be an “audit committee financial expert” as defined in the rules and regulations of the SEC, and at least one member (who may also be the audit committee financial expert) shall, in the judgment of the Board, have accounting or related financial management expertise in accordance with the Listing Standards. Notwithstanding the foregoing, no person shall be determined to be financially literate, an “audit committee financial expert” or having the above described expertise without such person’s consent. Committee members shall serve from the date of their appointment until the next Annual Meeting of Stockholders, or until their earlier resignation, removal or replacement.

The Committee shall meet at least four times per year, with additional meetings to occur as deemed necessary or desirable by the Committee or the Committee Chair. A majority of the members of the Committee shall constitute a quorum for the Committee to act in the discharge of its duties. The Committee shall keep written minutes of its meetings and deliver copies of the minutes to the Company secretary for inclusion in the corporate records.

Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1.	To be directly responsible, in its capacity as a committee of the Board, for appointing and retaining, compensating, overseeing, evaluating and terminating when appropriate, the External Auditor to audit the consolidated financial statements of the Company. In this regard, the Committee shall evaluate the qualifications, independence and performance of the External Auditor, appoint and retain it (subject to ratification by the Company’s shareholders), and, if appropriate, replace the External Auditor. The External Auditor shall report directly to the Committee.

2.	Pre-approve all audit and non-audit services to be performed by the External Auditor and establish policies and procedures for the engagement of the External Auditor to provide those services. To the extent permitted by applicable SEC rules, the Committee is authorized to delegate from time to time to one or more of its members, or to establish reasonably detailed pre-approval policies and procedures pursuant to which management shall have, the authority to engage permissible services from the External Auditor, provided that all such decisions to engage the External Auditor shall be reported to the Committee at its next scheduled meeting.

3.	Obtain and review, at least annually, a report by the External Auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the External Auditor and the company.

4.	Meet to review and discuss with management and the External Auditor the annual audited financial statements and quarterly financial statements prior to filing, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” to be included in the Company’s reports on Forms 10-K and 10-Q and matters required to be reviewed by applicable legal or regulatory requirements or the Listing Standards.

5.	Discuss with management and the External Auditor and review any significant issues regarding accounting principles, practices and judgments made in connection with the preparation of the Company’s financial statements. Review a report from the External Auditor regarding all critical accounting policies to be used in the Company’s financial statements, including major changes thereto. Review any major issues as to the adequacy of the Company’s internal controls and any remedial steps or new controls adopted in light of any control deficiencies. Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company. The External Auditor shall also report to the Committee any other written communications involving a matter of materiality with management.

6.	Discuss and pre-approve earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

7.	Recommend to the Board whether the financial statements should be included in the annual report on Form 10-K.

8.	Review with the External Auditor any audit problems or difficulties or disagreements encountered and management’s response. Such review should include:

(a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management;

(b) The internal accounting and financial responsibilities; and

(c) The investigation and implementation of the resolution of any disagreement between the External Auditor and management.

9.	Discuss policies with respect to risk assessment and risk management and the steps management has taken to monitor and control such exposure.

10.	Meet separately and on a periodic basis with management, the senior internal auditor of the Company, and with the External Auditor separately without management.

11.	Review at least annually the internal audit organization and the objectives and scope of the internal audit function and examinations including review and approval of the appointment of the senior internal auditor.

12.	Review periodic reports from management assessing the effectiveness of the Company’s internal controls and procedures for financial reporting, including reports on (a) all significant deficiencies or material weaknesses in the design or operation of internal controls, including any corrective actions and (b) any fraud, whether or not material, that involves management or other employees. The Committee shall also periodically consult with management regarding the Company’s disclosure controls and procedures.

13.	Establish procedures regarding (a) the receipt, retention and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters and (b) the confidential and anonymous submission by Company employees regarding questionable accounting or auditing matters.

14.	Consider any proposed hiring of employees or former employees of the External Auditor.

15.	Review periodically (at least annually) the Committee Charter and recommend to the Board any proposed changes to the Charter.

16.	Assess annually the Committee’s performance of its responsibilities and report on that assessment to the Board.

17.	Review and pre-approve any proposed related-party transactions and/or affiliated transactions.

18.	Review the appointment and replacement of the senior accounting and financial executives.

19.	Review and approve, on at least an annual basis, summary expense reports and reimbursements of the Chairman, Chief Executive Officer and Chief Financial Officer.

20.	Review with management material matters relating to tax and insurance.

21.	Review and investigate any matters pertaining to the integrity of the financial management of the Company.

22.	Obtain annually from the External Auditor a statement of the audit fees and other categories of fees billed for the prior fiscal year which are required to be disclosed in the Company’s proxy statement for its annual meeting under the SEC’s proxy rules, and consider whether the provision of any non-audit services is compatible with maintaining the auditors’ independence.

Committee Reports

The Committee shall produce the following reports and provide them to the Board:

1.	An annual Report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission.

2.	An annual performance evaluation of the Committee. The performance evaluation should also recommend to the Board whether any improvements to this Charter are deemed necessary or desirable. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Committee Chair or any other member of the Committee designated by the Committee to make this report.

3.	As appropriate, a summary of the actions taken at each Committee meeting, which shall be presented by the Committee Chair to the Board at the next Board meeting.

Resources and Authority of the Committee

The Committee shall be provided with the powers set forth in this Charter, and adequate resources and funding, as determined by the Committee, to enable it to fulfill its responsibilities. The Committee may perform any other activities consistent with this Charter, the Company’s bylaws, the Listing Standards and applicable law as the Committee or the Board considers appropriate.

The Committee shall have the authority to appoint and retain such outside counsel and other advisors as the Committee in its sole discretion deems appropriate. The Committee shall have the sole authority to approve the terms of any such retention and the fees to be paid.

The Committee shall have direct access to senior Company Management, the External Auditor, the senior internal auditor, the General Counsel and any other Company personnel, each of whom shall also have direct access to members of the Audit Committee.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is the duty of management and the External Auditor, and not the Audit Committee, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

Nor is it the duty of the Audit Committee to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics.

Nothing in this Charter is intended to preclude or impair the protection provided in Section 141(e) of the Delaware General Corporation Law for good faith reliance by members of the Committee on reports or other information provided by others.

ADDENDUM B

EXAR CORPORATION

2006 EQUITY INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Exar Corporation 2006 Equity Incentive Plan (this “Plan”) of Exar Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing for the grant of stock and other equity awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan within pre-approved guidelines, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards within pre-approved guidelines. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency). With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act).

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any eligible persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award and/or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6, and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise or base price of any option or stock appreciation right;

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k)	determine the Fair Market Value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3	Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage, costs or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	2,800,000 shares of Common Stock, plus

(2)	the number of any shares of Common Stock subject to stock options granted under the Corporation’s 2000 Equity Incentive Plan, the Corporation’s 1997 Equity Incentive Plan or the Corporation’s 1996 Non-Employee Directors’ Stock Option Plan (collectively, the “Prior Plans”) and outstanding as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised;

provided that in no event shall the Share Limit exceed 9,706,668 shares (which is the sum of the 2,800,000 shares set forth above, plus the aggregate number of shares subject to options previously granted and outstanding under the Prior Plans as of the Effective Date).

Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 2.0 shares for every one share actually issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 200 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not either: (1) a delivery of shares in respect of compensation earned but deferred, (2) a stock option grant, or (3) a stock appreciation right grant.

The following limits also apply with respect to awards granted under this Plan:

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 2,800,000 shares.

(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 300,000 shares.

(c)	Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the Share Limits of this Plan. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable Share Limits under Section 4.2, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing Share Limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4	Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the option, except that in the case of a stock option granted retroactively in tandem with or as a substitution for another award, the per share exercise price may be no lower than the Fair Market Value of a share of Common Stock on the date such other award was granted (to the extent consistent with Sections 422 and 424 of the Code in the case of options intended as incentive stock options). When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in any method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate Fair Market Value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value of a share of Common Stock on the date the SAR was granted (the “base price”) as set forth in the applicable award agreement, except that in the case of a SAR granted retroactively in tandem with or as a substitution for another award, the base price may be no lower than the Fair Market Value of a share of Common Stock on the date such other award was granted. The maximum term of a SAR shall be ten (10) years.

5.1.4 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance based award, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of options or SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any option or SAR granted under this Plan shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than options and SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based compensation under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to offset the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of options and SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than options and SARs, and other than cash awards covered by the following sentence) that are granted to any one participant in any one calendar year shall not exceed 300,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $2,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent permitted by Section 162(m) of the Code.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than options and SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than options and SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan.

5.3	Award Agreements. Each award shall be evidenced by a written award agreement in the form approved by the Administrator and executed on behalf of the Corporation and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides simultaneous financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their Fair Market Value on the date of exercise.

5.6	Definition of Fair Market Value. For purposes of this Plan, “Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through The NASDAQ Global Market (the “Global Market”) for the date in question or, if no sales of Common Stock were reported by the NASD on the Global Market on that date, the last price for a share of Common Stock as furnished by the NASD through the Global Market for the next preceding day on which sales of Common Stock were reported by the NASD. The Administrator may, however, provide with respect to one or more awards that the Fair Market Value shall equal the last price for a share of Common Stock as furnished by the NASD through the Global Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock as furnished by the NASD through the Global Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Global Market as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining Fair Market Value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that Fair Market Value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved from time to time by the Administrator.

6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator or the Corporation shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2

Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries (or which the Corporation or one of its Subsidiaries must permit), or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires.

In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments. Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (other than a cash dividend); or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based awards.

It is intended that any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code, and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

The equitable and proportionate adjustments contemplated by the first paragraph of this Section 7.1 shall be automatically made in connection with any stock split, stock dividend, or reverse stock split. Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions - Assumption and Termination of Awards. Upon: any merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation or other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon a dissolution of the Corporation or other event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances: (1) each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) any award the vesting of which has been so accelerated (or would have been so accelerated but for Section 7.4) shall terminate upon the related event, provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any Change in Control Event (as such term may be defined in any applicable award agreement), the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to upon the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 and/or 7.4 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as the vesting of the award may be accelerated) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.4	Golden Parachute Limitation. Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall any award or payment be accelerated under this Plan to an extent or in a manner so that such award or payment, together with any other compensation and benefits provided to, or for the benefit of, the participant under any other plan or agreement of the Corporation or any of its Subsidiaries, would not be fully deductible by the Corporation or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Corporation or one of its Subsidiaries, or is a participant in a severance program sponsored by the Corporation or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), or the applicable award agreement includes such provisions, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to the awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Corporation or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).

8.	OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date. This Plan is effective as of July 19, 2006, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date, and no awards shall be granted under this Plan unless and until such stockholder approval is obtained. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7

Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction.

(a)	Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)	Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as options and SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become

Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

DETACH HERE	ZEXA92

PROXY

EXAR CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 7, 2006

The undersigned hereby appoints Roubik Gregorian and Thomas R. Melendrez, or each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exar Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exar Corporation to be held at the corporate headquarters of Exar Corporation at 48720 Kato Road, Fremont, California 94538, on Thursday, September 7, 2006, at 3:00 Pacific Time, and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return in the enclosed return envelope which is postage prepaid if mailed in the United States.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

EXAR CORPORATION

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZEXA91

☒	Please mark votes as in this example.	_____	#EXA

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1.	To elect two (2) Directors to hold office until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until such Director’s earlier death, resignation or removal.

Nominees: (01) Roubik Gregorian, (02) John S. McFarlane

FOR NOMINEES	☐	☐	WITHHELD FROM NOMINEES

☐
For all nominees except as written above

2.	To approve the adoption of the Company’s 2006 Equity Incentive Plan.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation declassifying the Board in 2008.

FOR	☐	AGAINST	☐	ABSTAIN	☐

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

FOR	☐	AGAINST	☐	ABSTAIN	☐

5.	To transact such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign exactly as name appears at left. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. If stock is registered in the names of two or more persons, each should sign.

Signature: ___________________________	Date: __________	Signature: ___________________________	Date: ______